Exhibit 99.3

Press Release
www.shire.com

Total Voting Rights

March 1, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with 5.6.1R of the Financial Conduct Authority's (the “FCA”) Disclosure Rules and Transparency Rules, notifies the market of the following:

As at February 29, 2016, the Company’s issued ordinary share capital comprised 592,623,725 ordinary shares of 5 pence each with voting rights and a further 8,527,703 ordinary shares held in treasury.

Therefore the total number of voting rights in the Company is 592,623,725. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX